April 26, 2012

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES STRONG EARNINGS IMPROVEMENT IN THE FIRST QUARTER OF 2012

Profit Enhancement Plan and Planned Asset Sale Initiatives Well Underway to Further Accelerate Earnings, Dividend Growth and Deleveraging

Birmingham, Alabama – April 26, 2012 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced significantly improved results for the first quarter ended March 31, 2012. The Company also provided an update on its initiatives designed to generate higher levels of earnings and cash flow.

First Quarter 2012 Results Summary

•	Net sales increased $44 million, or 10 percent, from the prior year and gross profit increased $29 million, reflecting sales growth in every segment and the favorable earnings effect of improved productivity and cost reduction. Gross profit as a percentage of net sales improved 600 basis points.
o	Unit shipments increased in every major product line from the prior year, including a 10 percent increase in aggregates shipments.
o	Aggregates segment revenues increased $24 million reflecting higher shipments. Aggregates gross profit improved $23 million, reflecting the higher shipments, as well as lower unit cost of sales due to improved productivity. All key labor and energy efficiency metrics for aggregates improved for the quarter, and more than offset an 11 percent increase in the unit cost of diesel fuel.
o	Gross profit from non-aggregates segments improved by $6 million, reflecting cost reduction initiatives.
•	Selling, Administrative and General (SAG) expenses in the first quarter were $13 million lower than the prior year due mainly to cost reduction initiatives undertaken in 2011.
•	Included in the first quarter 2012 results were charges related to the unsolicited offer by Martin Marietta Materials, Inc. and a gain on the sale of real estate in California. Included in the prior year’s first quarter was an insurance arbitration award related to a lawsuit. Excluding these items, EBITDA increased to $46 million in 2012 from $5 million in the prior year’s first quarter.
•	Adjusting for the aforementioned items, earnings from continuing operations were a loss of $0.42 per diluted share as compared to a loss of $0.62 per diluted share in the same period last year.

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Don James, Chairman and Chief Executive Officer, stated, “Our aggregates business delivered another quarter of strong improvement and the non-aggregates businesses continued to make progress. These results reflect the continued recovery of our markets and the benefits of the Company’s powerful earnings leverage. In particular, higher aggregates shipments and lower unit cost of sales drove a 640 basis point improvement in Aggregates segment gross profit, as a percentage of segment revenues, and an 11 percent increase in cash earnings per ton. Demand for our products was solid during the quarter due primarily to public infrastructure projects and some recovery in private sector construction work. Results in the quarter were aided by favorable weather conditions. Our focus on improving earnings through price and cost leadership, and the continued execution of our Profit Enhancement Plan and Planned Asset Sales, position us to further benefit from a recovery in demand in 2012.”

Commentary on 1Q 2012 Segment Results

First quarter Aggregates segment gross profit increased $23 million from the prior year reflecting growth in shipments across almost all geographic markets. Aggregates shipments increased 10 percent from the prior year and, coupled with lower unit cost of sales, led to a sharp increase in Aggregates gross profit margin. Vulcan’s Aggregates businesses in California and Virginia continued to achieve strong volume gains from the prior year. The Company’s Aggregates businesses in eight other states also achieved double-digit volume gains over the prior year’s first quarter, most notably key states of Florida, Texas, and Alabama. These increases were due mainly to large infrastructure project work – primarily highways – some improvement in private construction activity and favorable weather conditions. The average sales price for aggregates decreased 1 percent from the prior year’s first quarter due mostly to a less favorable product mix. All key labor productivity and energy efficiency metrics improved from the prior year, more than offsetting an 11 percent increase in the unit cost for diesel fuel.

Asphalt Mix segment gross profit was a loss of less than $1 million, approximating the prior year’s break-even earnings. The average sales price for asphalt mix increased approximately 6 percent, offsetting most of the earnings effect of a 16 percent increase in liquid asphalt cost. Asphalt mix volumes increased 3 percent from the prior year’s first quarter.

For the first quarter of 2012, Concrete segment gross profit was a loss of $12 million versus a loss of $14 million in the prior year. Ready-mixed concrete volumes increased 12 percent from the prior year. The average sales price increased 1 percent from the prior year, contributing to improved unit materials margin. Cement segment gross profit was $1 million, an improvement of $4 million from the prior year due to increased volumes and lower operating costs.

The following table summarizes the year-over-year (YoY) earnings improvement relative to revenue growth.

Business Segments (Millions)	YoY Change in Segment Revenues(1)	YoY Change in Gross Profit
Aggregates	$24.0	$23.3
Non-aggregates	$20.9	$5.8

(1) Includes intersegment sales and excludes delivery revenues

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EBITDA and earnings for the first quarter of 2012 included $10 million of costs related to the unsolicited offer by Martin Marietta as well as a $6 million gain on the sale of real estate in California. In the first quarter of 2011, the Company received approximately $25.5 million in an insurance arbitration award for the recovery of settlement and legal costs related to a lawsuit settled in 2010. Excluding these items, EBITDA improved $41 million and earnings from continuing operations improved $0.20 per diluted share.

EBITDA (Millions)			Continuing Operations EPS, diluted
2012	2011		2012	2011
$42.0	$30.8	As Reported	$(0.44)	$(0.50)
10.1	-----	Martin Marietta Offer Costs	0.05	-----
-----	(25.5)	Arbitration Award	-----	(0.12)
(6.0)	-----	Gain on Sale of Real Estate	(0.03)	-----
$46.1	$5.3	Adjusted	$(0.42)	$(0.62)

Update on Profit Enhancement Plan and Planned Asset Sales

During the quarter, Vulcan made steady progress on the Profit Enhancement Plan announced in February, which is being led by Danny Shepherd, Executive Vice President-Construction Materials, and John McPherson, Senior Vice President-Strategy and Business Development.

•	In the General and Administrative (G&A) area, 15 teams are evaluating and implementing specific cost savings opportunities that build on the Company’s ERP platform to further consolidate activities into shared service centers, automate and standardize functional support and eliminate redundancies.
•	In sourcing, focus categories have been identified based on the level of potential run-rate savings. Six teams have been established to pursue priority areas.
•	Finally, in the area of transportation and logistics, teams have identified both long-term strategic opportunities as well as immediate savings.

Reflecting strong leadership and broad organizational engagement, the Company is on track to improve Vulcan’s profitability (as measured by EBITDA) by $100 million annually at current volumes. As previously reported, $25 million is expected to be achieved in 2012, $75 million in 2013 and the full $100 million in 2014.  These enhancements would be in addition to the $55 million in run-rate overhead reductions achieved through actions in 2011.

In addition, Vulcan continues to implement the Planned Asset Sales announced in February and the Company is pleased with the level of interest and activity surrounding the process. Sales will be made from a broad portfolio of assets that are not central to the Company’s strategy.  The Company continues to expect net proceeds of approximately $500 million from the sale of assets by mid-2013.

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2012 Outlook

For 2012, the Company continues to expect earnings in each segment to improve versus the prior year due to continued growth in volumes, higher pricing and reduced costs. Total aggregates shipments are now expected to increase approximately 2 to 4 percent. Aggregates freight-adjusted pricing is now expected to increase by 1 to 3 percent. In addition, costs in the Aggregates segment should be lower than in 2011 due to improved productivity, restructuring of overhead support functions and implementation of the Profit Enhancement Plan. As a result, Aggregates segment earnings are expected to improve substantially from 2011. Asphalt Mix segment earnings are expected to increase due to higher pricing and modest growth in volumes. Ready-mixed concrete pricing should continue to improve and shipments should increase modestly from the prior year, contributing to an improvement in earnings. Cement earnings should approach break-even levels in 2012. Energy-related costs, specifically unit costs for diesel fuel and liquid asphalt, are now expected to increase 5 to 10 percent from 2011 levels. The Company continues to expect full year 2012 SAG costs to be approximately $270 million and capital spending to be $100 million.

Overall, Vulcan anticipates 2012 EBITDA of approximately $500 million. Consistent with prior guidance, the $500 million of EBITDA includes $25 million related to the Profit Enhancement Plan and approximately $29 million in gains for two real estate transactions that were initiated in 2011 prior to the announcement of the Planned Asset Sales and are not part of that program. The Company’s full year EBITDA guidance excludes impacts from Planned Asset Sales as well as costs associated with the unsolicited offer.

Mr. James stated, “We remain focused on executing our initiatives, which will generate higher levels of earnings and cash flow, further improve our operating leverage, reduce overhead costs and strengthen our credit profile -- all of which will enable Vulcan to restore a meaningful dividend as rapidly as possible. In summary, we are very encouraged by the continued signs of recovery we are seeing in the construction sector of the U.S. economy and in our businesses. We believe that Vulcan has tremendous upside potential as the economy improves and we continue reaping the benefits of strategic investments we have made in our ERP system and through our Profit Enhancement Plan.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on April 26, 2012. Investors and other interested parties in the U.S. may access the teleconference live by calling 866-730-5767 approximately 10 minutes before the scheduled start. International participants can dial 857-350-1591. The access code is 33530340. A live webcast and accompanying slides will be available via the Internet through Vulcan’s home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through May 3, 2012.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation’s largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

ADDITIONAL INFORMATION

This document does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote, consent or approval.  In response to the unsolicited exchange offer commenced by Martin Marietta Materials, Inc., a North Carolina corporation ("Martin Marietta"), Vulcan Materials Company ("Vulcan") has filed a Solicitation/Recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC").  INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Vulcan through the website maintained by the SEC at www.sec.gov.  Copies of the Solicitation/Recommendation Statement, any amendments and supplements to the Solicitation/Recommendation Statement and other Vulcan materials related to Martin Marietta's unsolicited offer will also be available for free under the "Investor Relations" tab of Vulcan's corporate website www.vulcanmaterials.com.

Page 5 April 26, 2012 FOR IMMEDIATE RELEASE

ADDITIONAL INFORMATION ABOUT POTENTIAL PARTICIPANTS

In addition, Vulcan has filed a preliminary proxy statement with the SEC with respect to the 2012 Annual Meeting of Shareholders and intends to file a definitive proxy statement as well.  The definitive proxy statement will be mailed to shareholders of Vulcan.  Vulcan, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Vulcan shareholders in connection with the matters to be considered at the annual meeting. INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ ANY SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Vulcan through the website maintained by the SEC at www.sec.gov.

Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with Vulcan's 2012 Annual Meeting.  Information regarding the direct and indirect beneficial ownership of Vulcan's directors and executive officers in Vulcan's securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Vulcan's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012.   Relevant information concerning such participants and their potential interests is also contained in the Solicitation/Recommendation on Schedule 14D-9. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Vulcan with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge under the "Investor Relations" tab of our corporate website at www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

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Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to intended asset sales; future events relating to Martin Marietta's unsolicited offer to acquire Vulcan; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake federal highway projects without a reliable method of federal funding; the impact of a prolonged economic recession on Vulcan's industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; incurred and potential costs associated with Martin Marietta's  unsolicited exchange offer and proxy contest; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. Vulcan notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995.  Vulcan is not waiving any other defenses that may be available under applicable law.

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Table A

Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2012	2011

Net sales	$499,851	$456,316
Delivery revenues	36,031	30,884
Total revenues	535,882	487,200

Cost of goods sold	477,893	463,422
Delivery costs	36,031	30,884
Cost of revenues	513,924	494,306

Gross profit	21,958	(7,106)
Selling, administrative and general expenses	64,912	77,516
Gain on sale of property, plant & equipment
and businesses, net	6,526	454
Recovery from legal settlement	-	25,546
Exchange offer costs	(10,065)	-
Other operating income (expense), net	214	(2,562)
Operating loss	(46,279)	(61,184)

Other nonoperating income, net	3,098	1,382
Interest expense, net	52,266	42,250
Loss from continuing operations
before income taxes	(95,447)	(102,052)
Benefit from income taxes	(38,397)	(37,430)
Loss from continuing operations	(57,050)	(64,622)
Earnings on discontinued operations, net of tax	4,997	9,889
Net loss	$(52,053)	$(54,733)
Basic earnings (loss) per share:
Continuing operations	$(0.44)	$(0.50)
Discontinued operations	0.04	0.08
Net loss per share	$(0.40)	$(0.42)

Diluted earnings (loss) per share:
Continuing operations	$(0.44)	$(0.50)
Discontinued operations	0.04	0.08
Net loss per share	$(0.40)	$(0.42)
Weighted-average common shares
outstanding:
Basic	129,593	129,078
Assuming dilution	129,593	129,078
Cash dividends declared per share
of common stock	$0.01	$0.25
Depreciation, depletion, accretion and
amortization	$85,167	$90,586
Effective tax rate from continuing operations	40.2%	36.7%

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Table B

Vulcan Materials Company
and Subsidiary Companies
	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2012	2011	2011
			As Restated (a)
Assets
Cash and cash equivalents	$191,172	$155,839	$63,164
Restricted cash	-	81	109
Accounts and notes receivable:
Accounts and notes receivable, gross	325,383	321,391	285,644
Less: Allowance for doubtful accounts	(7,207)	(6,498)	(7,518)
Accounts and notes receivable, net	318,176	314,893	278,126
Inventories:
Finished products	271,634	260,732	257,522
Raw materials	23,819	23,819	26,570
Products in process	5,077	4,198	4,830
Operating supplies and other	40,803	38,908	40,265
Inventories	341,333	327,657	329,187
Current deferred income taxes	43,394	43,032	57,993
Prepaid expenses	24,574	21,598	25,035
Assets held for sale	-	-	13,281
Total current assets	918,649	863,100	766,895
Investments and long-term receivables	29,172	29,004	37,271
Property, plant & equipment:
Property, plant & equipment, cost	6,698,952	6,705,546	6,729,220
Less: Reserve for depr., depl. & amort	(3,349,258)	(3,287,367)	(3,136,390)
Property, plant & equipment, net	3,349,694	3,418,179	3,592,830
Goodwill	3,086,716	3,086,716	3,097,016
Other intangible assets, net	695,852	697,502	701,046
Other noncurrent assets	135,956	134,813	105,378
Total assets	$8,216,039	$8,229,314	$8,300,436

Liabilities and Equity
Current maturities of long-term debt	$144,706	$134,762	$5,238
Short-term borrowings	-	-	300,000
Trade payables and accruals	125,101	103,931	119,702
Other current liabilities	211,286	167,560	209,662
Liabilities of assets held for sale	-	-	356
Total current liabilities	481,093	406,253	634,958
Long-term debt	2,669,752	2,680,677	2,427,596
Noncurrent deferred income taxes	704,166	732,528	807,029
Other noncurrent liabilities	615,421	618,239	534,418
Total liabilities	4,470,432	4,437,697	4,404,001
Equity:
Common stock, $1 par value	129,389	129,245	129,107
Capital in excess of par value	2,547,959	2,544,740	2,524,514
Retained earnings	1,281,080	1,334,476	1,416,486
Accumulated other comprehensive loss	(212,821)	(216,844)	(173,672)
Total equity	3,745,607	3,791,617	3,896,435
Total liabilities and equity	$8,216,039	$8,229,314	$8,300,436

(a)	The March 31, 2011 balance sheet reflects corrections of errors related to current and deferred income taxes, which have a corresponding impact on retained earnings.

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Table C

Vulcan Materials Company
and Subsidiary Companies
	(Amounts in thousands)

	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2012	2011

Operating Activities
Net loss	$(52,053)	$(54,733)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	85,167	90,586
Net gain on sale of property, plant & equipment and businesses	(17,862)	(12,738)
Contributions to pension plans	(1,124)	(1,013)
Share-based compensation	1,877	3,676
Deferred tax provision	(30,966)	(50,563)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	45,828	68,374
Other, net	(1,723)	461
Net cash provided by operating activities	29,144	44,050

Investing Activities
Purchases of property, plant & equipment	(18,848)	(24,207)
Proceeds from sale of property, plant & equipment	10,750	592
Proceeds from sale of businesses, net of transaction costs	11,827	12,284
Other, net	31	400
Net cash provided by (used for) investing activities	3,760	(10,931)

Financing Activities
Net short-term borrowings	-	14,500
Payment of current maturities and long-term debt	(90)	(3,059)
Proceeds from issuance of common stock	-	191
Dividends paid	(1,295)	(32,265)
Proceeds from exercise of stock options	3,483	3,112
Other, net	331	25
Net cash provided by (used for) financing activities	2,429	(17,496)

Net increase in cash and cash equivalents	35,333	15,623
Cash and cash equivalents at beginning of year	155,839	47,541
Cash and cash equivalents at end of period	$191,172	$63,164

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Table D

Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)

	Three Months Ended
	March 31
	2012	2011
Total Revenues
Aggregates segment (a)	$355,618	$331,591
Intersegment sales	(31,120)	(29,773)
Net sales	324,498	301,818
Concrete segment (b)	92,471	82,234
Intersegment sales	(451)	-
Net sales	92,020	82,234
Asphalt Mix segment	71,356	64,647
Intersegment sales	-	-
Net sales	71,356	64,647
Cement segment (c)	20,516	16,530
Intersegment sales	(8,539)	(8,914)
Net sales	11,977	7,616
Total
Net sales	499,851	456,316
Delivery revenues	36,031	30,884
Total revenues	$535,882	$487,200

Gross Profit
Aggregates	$34,049	$10,740
Concrete	(12,305)	(14,407)
Asphalt Mix	(660)	(192)
Cement	874	(3,247)
Total gross profit	$21,958	$(7,106)

Depreciation, depletion, accretion and amortization
Aggregates	$64,884	$70,071
Concrete	12,093	13,038
Asphalt Mix	2,422	1,976
Cement	4,436	4,321
Corporate and other unallocated	1,332	1,180
Total DDA&A	$85,167	$90,586

Unit Shipments
Aggregates customer tons	27,186	24,523
Internal tons (d)	2,266	2,141
Aggregates - tons	29,452	26,664

Ready-mixed concrete - cubic yards	964	859
Asphalt Mix - tons	1,284	1,241

Cement customer tons	108	53
Internal tons (d)	109	123
Cement - tons	217	176

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$10.25	$10.33
Ready-mixed concrete	$91.78	$91.05
Asphalt Mix	$54.21	$51.38
Cement	$78.28	$76.11

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.

(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.

(c)	Includes cement and calcium products.

(d)	Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

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Table E

1.   Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below:

	(Amounts in thousands)
	2012	2011

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$175	$4,448
Income taxes	1,816	(35,938)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	-	14,330
Accrued liabilities for purchases of property, plant & equipment	3,895	6,378
Fair value of equity consideration for business acquisition	-	18,898

2.   Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow", "Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)" and "cash earnings." Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure. Likewise, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt. We use free cash flow, EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Three Months Ended
	March 31
	2012	2011

Net cash provided by operating activities	$29,144	$44,050
Purchases of property, plant & equipment	(18,848)	(24,207)
Free cash flow	$10,296	$19,843

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Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Cash Earnings

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended
	March 31
	2012	2011

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net loss	$(52,053)	$(54,733)
Benefit from income taxes	(38,397)	(37,430)
Interest expense, net	52,266	42,250
Earnings on discontinued operations, net of tax	(4,997)	(9,889)
EBIT	(43,181)	(59,802)
Plus: Depreciation, depletion, accretion and amortization	85,167	90,586

EBITDA	$41,986	$30,784
Less: Interest expense, net	(52,266)	(42,250)
Current taxes	8,626	(11,600)
Cash earnings	$(1,654)	$(23,066)

Adjusted EBITDA

EBITDA	$41,986	$30,784
Less: Recovery from legal settlement	-	25,546
Gain on sale of real estate	5,979	-
Exchange offer costs	(10,065)	-
Adjusted EBITDA	$46,072	$5,238

EBITDA Bridge	Three Months Ended
(Amounts in millions)	March 31
EBITDA
Continuing Operations - 2011 Actual	$31
Less: Recovery from legal settlement	26
2011 EBITDA from operations	5

Increase / (Decrease) due to:
Aggregates: Increased volumes	15
Lower selling prices (primarily product mix)	(3)
Lower costs and other items	6
Concrete	1
Asphalt Mix	-
Cement	4
Lower selling, administrative and general expenses	13
Other	5
2012 EBITDA from operations	46

Plus: Gain on sale of real estate	6
Exchange offer costs	(10)
Continuing Operations - 2012 Actual	$42